EXECUTION COPY

Exhibit 10.30

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

AMENDMENT No. 1

AMENDMENT AGREEMENT, dated as of October 21, 2009 (the “First Amendment”), to the Product Development and Marketing Agreement, dated as of January 1, 2009 (the “Distribution Agreement”), between Codman & Shurtleff, Inc., having an address at 325 Paramount Drive, Raynham, MA 02767, a New Jersey corporation ("Codman"), and Synergetics USA, Inc., having an address at 3845 Corporate Centre Drive, O'Fallon, Missouri  63368, a Delaware corporation ("Synergetics" and together with Codman, the “Parties” and each, individually, a “Party”).

WHEREAS, Synergetics makes and sells a certain neurosurgical forceps under the brand name ‘Spetzler™-Malis®’ (as such product is further described on Exhibit A attached hereto, the “Spetzler-Malis Forceps” or the “Product”) that is not included within the scope of the Distribution Agreement and the Parties desire pursuant hereto to extend the scope of the Distribution Agreement to cover the Spetzler-Malis Forceps;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:
1.	The Distribution Agreement is hereby amended to include the Spetzler-Malis Forceps as an “Exclusive Product” under Section 2.01(b) and the new defined term “Spetzler-Malis Forceps” is hereby added to Article One as follows:

“Spetzler-Malis Forceps” means the Spetzler-Malis® bipolar forceps listed on Schedule A attached hereto.

2.	Schedule A (Existing Products), Schedule D (Product Specifications) and Schedule E (Non-Binding Forecast) to the Distribution Agreement are hereby replaced with the corresponding Schedules attached hereto in order to reflect the Spetzler-Malis Forceps as an Exclusive Product and to set forth its pricing, order lead times and initial purchase forecast volumes.

3.	Section 3.02 (Package Labeling) of the Distribution Agreement is hereby replaced with the following new Section 3.02:

“3.02  Packaging and Labeling.

(a)            Unless otherwise agreed by the Parties, CODMAN shall be responsible for packaging the Existing Products, other than the Spetzler-Malis® Forceps, in finished package form.  Synergetics shall be responsible for packaging the Spetzler-Malis Forceps in finished package form in accordance with the packaging specifications set forth in Schedule D.

(b)            For all Existing Products, Synergetics shall be responsible for the text, content and regulatory compliance of the labels on the package and the product, the labeling and product package inserts.   For purposes of this Agreement the terms “label” and “labeling” shall have the meanings set forth in Sections 201(k) and 201(m) respectively of the U.S. Federal Food, Drug and Cosmetics Act.  Synergetics shall provide the English version of all Existing Product labels to CODMAN.

Amendment No. 1 to Distribution Agreement

Exhibit 10.30

(c)            Synergetics shall have the right to apply reasonable patent marking on the Existing Products indicating Synergetics’ Patents covering the Existing Products, as well as reasonable marking (i) on those products that Synergetics manufactures indicating such manufacture by Synergetics and (ii) that the Malis trademark (and in the case of the Spetzler-Malis Forceps, the Spetzler™ trademark) is used under license from Synergetics; provided, however that it is understood and agreed that this clause (c) shall be applied prospectively as new labeling is developed and existing Existing Product packaging inventories are drawn down.  For the avoidance of doubt, the parties agree that CODMAN is not required to repackage any Existing Products solely to comply with this clause (c).

(d)            For all Existing Products other than the Spetzler-Malis® Forceps, CODMAN shall be responsible for copy format, artwork preparation, translations and production and all related costs for the labeling, including, but not limited to, translations and production shall be the responsibility of CODMAN.  With respect to the Spetzler-Malis® Forceps, Synergetics shall be responsible for copy format, artwork preparation, translations and production and all related costs for the labeling, including, but not limited to, translations and production, all in accordance with labeling specifications agreed between the Parties.”

4.	Section 3.06(b) (Government Registrations) of the Distribution Agreement is hereby replaced with the following new Section 3.06(b):

“(b)         (i)   Synergetics shall apply for and maintain, in its name and at its cost, a CE-Mark (or any other required EU-wide Governmental Registration) for all Existing Products during the Term in the European Union and CODMAN shall apply for and maintain in its name and at its cost any other (i.e., national or local) Governmental Registrations in EU member states for CODMAN and/or its relevant affiliates to market all Existing Products during the Term in the European Union.
(ii)  If the Parties agree that CODMAN will be identified as the legal manufacturer on product label and labeling of an Existing Product in the European Union, CODMAN shall apply for and maintain, in its name and at its cost, an Own-Brand Label Government Registration required to market that Existing Product during the term in the European Union under the CODMAN name.
(iii)  Synergetics shall apply for and maintain, in its name and at its cost all Governmental Registrations required for CODMAN to market all Existing Products during the Term in the United States.
(iv) CODMAN and/or its relevant affiliates shall apply for and maintain, in its name and at its cost, all Governmental Registrations required for CODMAN and/or its relevant affiliates to market all Existing Products during the Term in countries other than the United States or the European Union.
(v)  Synergetics shall reasonably cooperate with CODMAN in its efforts to obtain any Governmental Registrations under clauses (ii) or (iv), above.
                       (vi)  Synergetics agrees that CODMAN shall have access, upon ten (10) days’ prior written notice, to all of Synergetics’ documents required to complete all Governmental Registrations for the Existing Products to the extent necessary to enable CODMAN to exercise its rights or fulfill its obligations hereunder.  Likewise, CODMAN agrees that Synergetics shall have access, upon ten (10) days’ prior written notice, to all of CODMAN’s non-confidential regulatory submissions for the Existing Products.”

5.	Section 3.06(c) (EU Authorized Representative) of the Distribution Agreement is hereby deleted in its entirety.

Amendment No. 1 to Distribution Agreement

Exhibit 10.30

6.	Section 4.07 (Medical Device Reports) of the Distribution Agreement is hereby replaced with the following new Section 4.07:

“4.07 Medical Device Reports.   The Parties agree to cooperate in good faith with respect to responding to or making any Medical Device Reports (“MDRs”) pertaining to the Existing Products.  Synergetics and CODMAN shall actively cooperate in investigating the circumstances underlying the Medical Device Report and in responding to FDA inquiries.   Synergetics shall file any necessary manufacturer MDRs for all complaints that are found to meet the definition of MDR reportable events (as defined in 21 CFR, Part 803); provided that (i) with respect to Disposable Products (other than the Spetzler-Malis Forceps), CODMAN shall file any necessary manufacturer MDRs for all complaints that are found to meet the definition of MDR reportable events (as defined in 21 CFR, Part 803) and (ii) with respect to Spetzler-Malis Forceps, (A) CODMAN will provide timely  notification to Synergetics of any product complaints it receives, (B) Synergetics will be responsible to investigate all complaints received and to make MDR reporting determinations and filings as required under Part 803, (C) Synergetics will provide to CODMAN a copy of the completed investigation files as well as copies of any MDRs submitted within 60 days of receipt of the complaint information.”

7.	A new Section 3.09 (Samples) shall be added to the Distribution Agreement as follows:

“3.09            Samples.   Synergetics shall provide to CODMAN unpackaged, non-sterile Spetzler-Malis Forceps samples (“Forceps Samples”) in such quantities as CODMAN may reasonably request, up to but not in excess of 100 forceps annually, in support of its distribution activities under this Agreement, subject to the lead times and shipping terms otherwise applicable to the supply of finished product.  The price to CODMAN of the Forceps Samples shall be seventy percent (70%) of the then-current transfer price to CODMAN of the Spetzler-Malis Forceps.”

8.	Consistent with the provisions of Section 3.06(a) of the Distribution Agreement, Synergetics agrees to achieve compliance with IEC 60601-2-2:2006; 4th Edition (Particular Requirements for the Safety of High Frequency Surgical Equipment) prior to December 1, 2009, in order to enable commercial sales of the Spetzler-Malis Forceps in the European Union.

9.	The Product Specifications referenced in Schedule D attached hereto include specifications for outer packaging that reflects CODMAN as exclusive distributor. The Parties agree, however, that until March 31, 2010, Synergetics may supply Spetzler-Malis Forceps to CODMAN in the existing outer packaging for such products as used by Synergetics on the date hereof, provided that Synergetics uses only inventory of such packaging that (i) is already in existence as of the date hereof and (ii) meets Synergetics’ own specifications as of the date hereof for such packaging.
10.	CODMAN acknowledges that the price reductions for the Spetzler-Malis Forceps, effective on January 1 , 2010, and thereafter, as described on Schedule A attached hereto, assume the implementation of certain cost-savings measures by Synergetics that may require one or more changes to the Product Specification which have not yet been reviewed or approved by CODMAN. In the event that CODMAN does not agree to any such Product Specification change, the Parties agree to renegotiate in good faith what, if any, reduction in the price would be effective on and after January 1, 2010.

11.	Synergetics has licensed certain trademarks under a License Agreement, dated February 20, 1998, with Robert F. Spetzler, M.D. (the “Spetzler License Agreement”). Synergetics hereby sublicenses to CODMAN its rights to the Licensed Marks (as defined in the Spetzler License Agreement) and Codman accepts such sublicense and agrees to abide by the terms and conditions of such license set forth in the Spetzler License Agreement. The Malis trademark shall be used by Codman under the Trademark License Agreement between the Parties dated January 1, 2009, which shall be and is hereby amended to include the Spetzler-Malis Forceps in Schedule A attached thereto.

Amendment No. 1 to Distribution Agreement

Exhibit 10.30

12.	Miscellaneous Provisions.

a.	Effectiveness. CODMAN’s distribution rights under this Amendment shall become effective upon, and CODMAN shall commence commercial sales of the Spetzler-Malis Forceps on, December 1, 2009 in the United States (the “US Effective Date”) and on the date that is the later of February 1, 2010, or three (3) months after the date hereof outside the U.S (the “Ex-US Effective Date”); provided that CODMAN shall have no distribution rights in Italy until the date that is the later of February 15, 2010, or four (4) months after the date hereof.

b.	General Representation and Warranty. Each Party represents and warrants to the other that the execution and delivery of this Amendment and the performance of the obligations contemplated hereunder do not violate any law, rule or regulation or order, judgment or decree binding upon the representing Party and will not result in a breach of any term of the certificate of incorporation or by-laws of the representing Party or of any contract, agreement or other instrument to which it is a party.

c.	Conduct of Business Pending Effectiveness. Other than as necessary to comply with its obligations under this Amendment or as the Parties may otherwise agree in writing, between the date of this Amendment and the US Effective Date and Ex-US Effective Date, Synergetics shall (i) conduct its Spetzler-Malis Forceps business in the ordinary course consistent with its past practice, and (ii) not materially accelerate or delay any Spetzler-Malis Forceps sales or make any material payments, discount activity or any other consideration to distributors or customers other than in the ordinary course of business consistent with its past practice and (iii) not sell into the trade inventory materially in excess of those amounts which are required to maintain reasonable levels of trade inventory of Spetzler-Malis Forceps consistent with past practices.

d.	Governing Law. The Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to the choice of law provisions thereof.

e.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(signature page follows)

Amendment No. 1 to Distribution Agreement

Exhibit 10.30

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first above written.

CODMAN & SHURTLEFF, INC.

By:	/s/ P. Laxminarain
Name:	Prattipati Laxminarain
Title:	President

SYNERGETICS, INC.

By:	/s/ David Hable
Name:	David Hable
Title:	President and Chief Executive Officer

Amendment No. 1 to Distribution Agreement

Exhibit 10.30

Exhibit A to Amendment No. 1
SCHEDULE A
EXISTING PRODUCTS

[Redacted** (3 pages)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Amendment No. 1 to Distribution Agreement

Exhibit 10.30
Exhibit B to Amendment No. 1

SCHEDULE D
PRODUCT SPECIFICATIONS

[Redacted** (3 pages)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Amendment No. 1 to Distribution Agreement

Exhibit 10.30

Exhibit C to Amendment No. 1

SCHEDULE E
NON-BINDING FORECAST

[Redacted** (2 pages)]

** Information marked as "[redacted**]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Amendment No. 1 to Distribution Agreement